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                                                                    EXHIBIT 7.a.

                             PARTNERSHIP AGREEMENT
                                       OF
                                SCTC PARTNERSHIP

     THIS AGREEMENT OF GENERAL PARTNERSHIP entered into as of the 22nd day of December, 1997, between David Meyer as Managing General Partner, and the parties named as other General Partners on Schedule A to this Agreement. The Managing General Partner and any other General Partners(s) are sometimes collectively referred to as the "Partners."

     Said Partnership shall be from and after the date hereof upon the following terms and conditions:


                                   ARTICLE I

                                   FORMATION

     The Partners have agreed to form, and have formed a General Partnership (the "Partnership") pursuant to the Uniform Partnership Act as set forth in the laws of the State of Tennessee, Tennessee Code Annotated, 61-1-101 et seq.

                                   ARTICLE II

                                NAME AND OFFICE

     The name of the Partnership shall be SCTC Partnership. The office of the Partnership shall be at 825 Ridge Lake Blvd., Suite 200, Memphis, Tennessee 38119. The Managing General Partner, in their sole discretion, may from time to time change the name and/or the place or places of business of the Partnership.

                                  ARTICLE III

                                    PURPOSES

     The purposes of the Partnership are:

          (a) To purchase, sell, and own and to finance the acquisition and ownership of, equity investments in publicly traded entities including Physician Resource Group, Inc. or related investment ("PRG").

          (b) To incur or guaranty indebtedness, with or without security, in connection with the purchase of such equity investments, or for other purposes of the Partnership.



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          (c)  To lend any of the monies or other assets of the Partnership with or without security.

          (d) To grant options, for considerations, to promote any of the purposes of the Partnership.

          (e) To invest and reinvest the assets of the Partnership in, and to purchase or otherwise acquire, hold, sell, transfer, exchange or otherwise dispose of, or realize upon, securities of all types and descriptions and any other interests in business ventures.

          (f) Any other purposes as are necessary to protect or enhance the assets of the Partnership.

                                   ARTICLE IV

                                      TERM

     The Partnership shall commence on the date hereof, and shall terminate on December 31, 2036, provided however, that the Partnership shall be terminated prior to such date:

          (a) Upon the occurrence of either (i) the bankruptcy, or liquidation of a General Partner which is not a natural person; or (ii) the bankruptcy, incompetency, incapacity or death of a General Partner who is a natural person, unless the surviving General Partners, if any, shall elect to continue the business of the Partnership as provided for in Article XI hereunder.

          (b)  By decision of a majority in interest of the Partners.

                                   ARTICLE V

                    DISTRIBUTIONS TO PARTNERS AND ALLOCATION
                      OF PROFITS AND LOSSES AMONG PARTNERS

          (a) Distributions of cash will be made from time to time, at the discretion of the Managing General Partner, but not less frequently than once a year. Such cash distributions will not be less than one hundred percent (100%) of the adjusted cash flow of the fiscal year for which the distribution is made. For this purpose, "adjusted cash flow" is defined as the sum of (i) all cash generated by the operation of the Partnership and
     (ii) any cash proceeds realized on the refinancing or disposition of Partnership property, less the sum of (i) any cash charges and expenses incurred in the operation of the Partnership, including mortgage payments, and (ii) such amounts which the Managing General Partner, in his sole discretion,



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         reasonably determines to be necessary for the prudent conduct of the business of the Partnership.

                  (b) Distributions of cash shall be made to the Partners in accordance with the percentage interests of the Partners set forth in Schedule A to this Agreement.

                  (c) For each fiscal year of the Partnership, each item of income, gain, loss, deduction or tax credit shall be allocated amongst the Partners in accordance with the percentages set forth in Schedule A to this Agreement.

                  (d) In the case of any sale, assignment, transfer or other disposition of all or any part of a Partner's interest in the Partnership during a taxable year of the Partnership made in accordance with this Agreement, all profits and losses of the Partnership for such taxable year shall be allocated between the transferor and the transferee of such Partnership interest under any reasonable method allowed under 706 of the Code as determined by the Managing General Partner.


                                   ARTICLE VI

                             CAPITAL CONTRIBUTIONS

         (a) The initial capital contribution of the Partnership shall be One Hundred and No/100 Dollars ($100.00) which the Partners shall contribute in cash to the Partnership in accordance with the amounts and percentages set forth in Schedule A to this Agreement.

         (b) As funds are needed for payment of reduction of principal and interest on debt of the Partnership, and other Partnership expenditures, each Partner shall, upon notice by the Managing General Partner, make an additional cash contribution for his proportionate share of such expenses. In the event that any Partner fails to make such contribution within thirty (30) days after demand by the Managing General Partner, then the interest of any such defaulting Partner shall be reduced proportionately based on the total capital of the Partnership after such additional contributions by the non-defaulting Partners, and the interest of the non-defaulting Partners shall be similarly increased. Schedule A to this Agreement and distributions under Articles V and XVI shall reflect adjustments as determined under this paragraph (b).

         (c) No Partner shall be entitled to interest on any capital contributions.

         (d) The Partnership shall maintain a capital account in accordance with the tax accounting principles of Section 704(b) of the Code on behalf of the Partners. There have been and shall be credited thereto the amounts of each Partner's capital contributions as made and received and each Partner's share of Partnership profits allocated to him pursuant to Article V hereof. Each



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Partner's capital account shall be debited with that Partner's share of
Partnership losses allocated to him and any distributions made to him pursuant to Article V hereof.

                                  ARTICLE VII

                              NO LIMITED PARTNERS

     All members of this Partnership shall be General Partners.



                                  ARTICLE VIII

                    ADMISSION OF ADDITIONAL GENERAL PARTNERS

     Additional General Partners may be admitted to the Partnership at any time upon approval of the Managing General Partner. The terms and conditions of the admission of such additional General Partners shall be determined by the Managing General Partner. Additional General Partner shall be liable for all of the debts and obligations of the Partnership as if they were original parties to this Agreement.

                                   ARTICLE IX

                         THE MANAGING GENERAL PARTNERS

     (a) Decisions affecting the management and conduct of the Partnership business shall be made by the Managing General Partner, chosen from time to time, and serving at the pleasure of the Partners acting by a majority in interest. The initial Managing General Partner shall be David Meyer. The Managing General Partner shall have the exclusive right and power to manage and operate the Partnership and do all things necessary to carry on the business of the Partnership for all the purposes described in Article III. The Managing General Partner shall devote so much of his time to the business of the Partnership as in his judgement the conduct of its business shall reasonably require. The Managing General Partner may engage in business ventures of any nature and description, independently or with another, including but not limited to business of the character described in Article III hereof, and neither the Partnership nor any of the other Partners shall have any rights in and to such independent ventures or income or profits derived therefrom. No other Partner shall have authority to bind the Partnership or its Partners.

     (b) The Managing General Partner is specifically authorized and empowered, on behalf of the Partnership, without any further consent of the other Partners, to do any act or to execute any documents or to enter into any contract or agreement of any nature necessary or desirable, which in the opinion of the Managing General Partner, is in pursuance of the purposes of the Partnership.



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     (c)  The Managing General Partner is specifically authorized and empowered, on behalf of the Partnership, to execute a promissory note in favor of First Tennessee Bank National Association, Memphis, Tennessee, in the approximate principal amount of $3,000,000 for the purpose of acquiring and holding stock in PRG.

     (d) All expenses of the Partnership, including without limitation, expenses of operation and administration, shall be paid by the Partnership.

     (e) The Managing General Partner shall cause the Partnership to carry adequate casualty and liability insurance.

     (f) The Managing General Partner is authorized to contract with, including without limitation, accountants, agents, appraisers, architects, attorneys, brokers, consultants, contractors, engineers, insurance brokers, maintenance personnel, managers, mortgage brokers, real estate brokers, trustees and other individuals for services needed by the Partnership; whether or not any such persons are General Partners, or affiliates of these, or employees, officers, directors or stockholders of any corporate General Partner, or are creditors of the Partnership or any General Partner, or are employees, officers, directors or stockholders of any corporate General Partner, or affiliates of any of the above, provided that the price paid for such service is fair and reasonable.

     (g) The Managing General Partner is authorized, on behalf of the Partnership, to conduct business transactions of every nature and description under such terms and conditions as the Managing General Partner in his sole discretion determine to be fair and reasonable, including but not limited to the sale of or lease of Partnership property to, or the purchase of or lease of Partnership property by, an individual or legal entity without regard to the fact that he, she or it is a General Partner or employee, officer, director or stockholder of any corporate General Partner or because he, she or it is a creditor of the Partnership or General Partner, or is an employee, officer, director or stockholder of any corporate General Partner, or affiliates of any of the above.

     (h) In the event of an audit of the Partnership by the Internal Revenue Service, Stephen H. Rudolph agrees to serve as "Tax Matters Partner" if one may be designated under the Code. As such Tax Matters Partner, Stephen H. Rudolph shall be responsible for representing the Partners in all proceedings with the Internal Revenue Service. The Tax Matters Partner shall advise all Partners of the beginning of an administrative proceeding at the Partnership level with respect to any Partnership item. In addition, the Tax Matters Partner shall advise each Partner of the final Partnership administrative adjustment proposed by the Internal Revenue Service. The Tax Matters Partner may enter into any settlement or agree to any proposed adjustment without the prior written consent of the other Partners. Any settlement agreement reached by the Tax Matters Partner shall be binding on all Partners unless a Partner notifies the Internal Revenue Service and the Tax Matters Partner of its separate representation and revocation of authority granted to the Tax Matters Partner pursuant to this paragraph (g). A Partner who finally determines with the Internal Revenue Service any matter pertaining to the Partnership shall immediately so notify the Tax Matters Partner. All


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costs and expenses incurred by the Tax Matters Partner in connection with any such negotiations and settlement, other than any applicable tax, interest and penalties which may be owing, including, without limitation, legal, accounting and other costs, shall be at the expense of the Partnership.

     (i) In addition to the specific rights and powers herein granted to the Managing General Partner, he shall exclusively possess and may enjoy and exercise all the rights and power of a General Partner as provided in the Partnership Law of the State of Tennessee.

     (j) The Managing General Partner shall not be liable to the Partnership or the other Partners for any act or omission performed or omitted by him in good faith pursuant to the authority granted to them by this Agreement.

     (k) The Partnership shall indemnify and save harmless the Managing General Partner from any loss or damage incurred by him by reason of any act reasonably believed by him to be lawful, and performed by it on behalf of the Partnership or in furtherance of the Partnership's interest.

                                   ARTICLE X

                       SUBSTITUTION AND ASSIGNABILITY OF
                               PARTNER INTERESTS

     A Partner may not transfer, convey, assign or otherwise dispose of any or all of his interest in the Partnership nor substitute an assignee in his place without the prior written consent of the Managing General Partner.

                                   ARTICLE XI

              REMOVAL AND REPLACEMENT OF MANAGING GENERAL PARTNER

     The Managing General Partner may be removed at any time by a majority in interest of the Partners which majority may designate a successor Managing General Partner. Upon removal of a Managing General Partner, such former Managing General Partner shall remain a General Partner with the same percentage ownership as held prior to removal.

                                  ARTICLE XII

                       BANKRUPTCY, WITHDRAWAL OR DEATH OF
                              THE GENERAL PARTNERS

     Upon the occurrence of either (i) the bankruptcy or liquidation of a Partner which is not a natural person; or (ii) the bankruptcy, incompetency, incapacity or death of a Partner who is a natural


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person, the Partnership shall be dissolved and terminated; provided, however, that the remaining Partners, by unanimous agreement, shall have the right to continue the business of the Partnership. In the event that the Partner which shall become unable to function is the Managing General Partner, the remaining Partner(s), if any, may designate by a majority in interest a successor Managing General Partner with all the rights, duties and authorities pertaining thereto.

                                  ARTICLE XIII

                                   ACCOUNTING

     (a)  The fiscal year of the Partnership shall be the calendar year.

     (b) The Managing General Partner shall keep or cause to be kept full and accurate records of all transactions of the Partnership; and these records shall be open to the other Partners for examination.

     (c) The Managing General Partner shall prepare, or cause to be prepared, a federal income tax return for the Partnership, and in connection therewith, make any available or necessary elections, including elections with respect to the useful life of properties of the Partnership and the rates of depreciation of such properties.

                                  ARTICLE XIV

                                    REPORTS

     As soon as reasonably practicable after the end of each fiscal year of the Partnership, the Managing General Partner shall deliver to each Partner:

     (a) Such information as shall be necessary for the preparation of his federal and state income or other tax returns in reference to the Partnership.

     (b)  Information setting forth the holdings of the Partnership.

     (c)  (i) A year-end income statement; (ii) a year-end balance sheet; and
(iii) the amount of cash which has been distributed during the fiscal year.

                                   ARTICLE XV

                                 BANK ACCOUNTS

     All funds of the Partnership shall be deposited in the Partnership's name in such bank account or accounts as shall be designated by the Managing General Partner.



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                                  ARTICLE XVI

                          TERMINATION AND DISSOLUTION

     The Dissolution of the Partnership shall occur only upon the termination of the Partnership as provided in Article IV. Upon the dissolution of the Partnership, the Managing General Partner shall proceed to the liquidation of the Partnership and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

     (a) To the payment of debts and liabilities of the Partnership and expenses of liquidation.

     (b) To the setting up of any reserves which the Managing General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partners arising out of or in connection with the Partnership.

     (c) To return to the Partners an amount equal to one hundred percent (100%) of the capital contributions made by the Partners.

     (d) Any balance then remaining shall be distributed amongst the General Partners in accordance with the percentages set forth in Schedule A to this Agreement.

                                  ARTICLE XVII

                                   AMENDMENTS

     This Agreement may be amended at any time or from time to time only by written consent of a majority in interest of the Partners.

                                 ARTICLE XVIII

                              NO ORAL MODIFICATION

     There shall be no oral modification of this Agreement of Partnership.

                                  ARTICLE XIX

                                  COPY ON FILE

     Each Partner hereby agrees that one original of this Agreement, or set of original counterparts, shall be held at the office of the Partnership.



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                                   ARTICLE XX

                             NOTICES AND ADDRESSES

     All notices shall be directed by certified mail, return receipt requested, as follows: (i) if to the Partnership, at its principal office and at the office of each General Partner; (ii) if to a General Partner or a Managing General Partner, to such Partner at the address set forth on Schedule A to this Agreement, or to any changed address of which the Partnership is notified in writing.

                                  ARTICLE XXI

                                 APPLICABLE LAW

     This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Tennessee.

                                  ARTICLE XXII

                           AGREEMENT IN COUNTERPARTS

     This Agreement may be executed in one or more counterparts and each of such counterparts shall, for all purposes, be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

                                 ARTICLE XXIII

                              VARIATIONS IN WORDS

     All words contained herein in the male gender shall be deemed to include words in the female gender; all words in the female gender shall be deemed to include words in the male gender; the plural shall include the singular; the singular shall include the plural; all words in the neuter shall be deemed to include words in the male and/or female genders; wherever the context shall so require.

                                  ARTICLE XXIV

                                    VALIDITY

     In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.




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                                  ARTICLE XXV

                   FINAL EXPRESSION AND COMPLETE INTEGRATION

     This Agreement is the final expression and complete integration of all the agreements among the parties.

                                  ARTICLE XXVI

                                 BINDING EFFECT

     Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Partners hereto, their personal representatives, successors and assignees.

     IN WITNESS WHEREOF, the undersigned have executed this instrument as of day and year first above written.


                                               GENERAL PARTNERS:

                                               /s/ DAVID MEYER, M.D.
                                               ---------------------------------
                                               DAVID MEYER, M.D.
                                               Managing General Partner

                                               /s/ THOMAS BROWNING, M.D.
                                               ---------------------------------
                                               THOMAS BROWNING, M.D.

                                               /s/ STEPHEN H. RUDOLPH
                                               ---------------------------------
                                               STEPHEN H. RUDOLPH




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                                   SCHEDULE A
                                       TO
                             PARTNERSHIP AGREEMENT
                                       OF
                                SCTC PARTNERSHIP

                                                        Percentage
                                                        Interest of
     Name and Address         Capital Contribution      Partnership
     ----------------         --------------------      -----------
GENERAL PARTNERS:

David Meyer, M.D.
(Managing General Partner)         $ 65.00                  65%

Thomas Browning, M.D.              $ 25.00                  25%

Stephen H. Rudolph                 $ 10.00                  10%
                                   -------
     TOTAL                         $100.00



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